Exhibit 10.6

SENIOR SUBORDINATED PROMISSORY NOTE

$0.00	Bakersfield, California

Date

1. Obligation. For value received, VIDEO CITY INC., a Delaware corporation (“Maker” or “the Company”), hereby unconditionally promises to pay to the order of                             , (“Payee”), at such place as Payee may from time to time designate in writing to Maker, the principal sum of $2,857, plus interest on the unpaid principal balance hereof at the rate of ten percent (10%) per annum from October 1, 2002 to the date of receipt by Payee of all amounts owing under this Promissory Note in immediately available funds.

2. Payment of Principal and Interest. Principal shall be payable in lawful money of the United States in immediately available funds, without deduction or offset, in one installment of $2,857 on November 1, 2003 (the “Maturity Date”) plus accrued but unpaid interest. Interest shall be payable in cash semi-annually in arrears on the first day of November and May each year, commencing on November 1, 2002.

3. Unpaid Interest Bears Interest. If interest is not paid when due, it shall bear like interest as principal, but such unpaid interest so compounded shall not exceed an amount equal to simple interest on the unpaid principal at the maximum rate permitted to be charged under any applicable laws, rules and regulations limiting interest rates.

4. Late Charge. If any installment of principal or interest is not received within 10 days after the same becomes due and payable, without notice and at the option of Payee, Maker shall pay to Payee a “late charge” in the amount of 5% of any such delinquent amount, to cover the extra expense incurred in handling delinquent payments.

5. Purpose. Maker hereby represents and warrants that the proceeds of the loan evidenced by this Note shall be used solely for business purposes and not for personal, family or household purposes.

6. Prepayment. Maker shall have the right to prepay all or any part of the principal sum hereof or interest due hereunder at any time, without penalty or premium. Prepayments shall not, however, unless otherwise agreed to by Payee in writing, relieve Maker of Maker’s obligation to continue to make payments in the amount and at the times set forth in Paragraph 2, but rather shall reduce the principal balance of this Note.

7. Limitation on Interest Charged. Notwithstanding any provision herein to the contrary, including the provisions of Paragraph 3, the interest rate charged to and to be paid by Maker hereunder shall not exceed the maximum rate permitted to be charged under any applicable laws, rules and regulations limiting interest rates, it being the express intent of Payee and Maker that this Paragraph 7 shall operate as a “usury savings clause” under California law.

8. Convertibility of Note. This Note shall be convertible at the election of the Payee to the common stock of the Company at any time at a conversion price of $1.00 per share. The Company has an option to force the conversion upon 15 days written notice, provided the Common Stock of the Company has a closing bid price of $1.25 or higher for twenty consecutive trading days.

9. Repurchase Requirement. The Payee may elect to have the Company repurchase the Notes at 105% of the principal balance outstanding plus all accrued but unpaid interest in the event of a change of control. A change of control shall be defined as a sale of substantially all of the capital stock or assets to a bona fide third party.

10. Collateral. The Company hereby grants a security interest to the Payees of the Notes (as defined in Paragraph 19 below), and the Notes are secured by financing statements, deeds of trust, and other commercially reasonable instruments creating a security interest, in the tangible and intangible personal and real property assets of the Company. The security interests created will be subordinate to any existing security interest perfected on a date prior to the filing of the appropriate instruments relating to the Notes.

11. Notices. Notices provided for herein may be given by delivery personally or by sending them by registered or by certified mail, with postage prepaid, to the following mailing addresses, or to any other mailing address of which written notice is given, and notices shall be deemed given upon actual receipt thereof:

If to Payee, at:

If to Maker, at:	Mr. Timothy Ford, CEO

                                Video City Inc.

                                4800 Easton Drive, Suite 108

                                Bakersfield, CA 93309

                                Telephone: (661) 634-9171

                                Telefax: (661) 634-9180

12. Assignment. Maker covenants that it shall not assign or transfer its rights or obligations under this Note without prior written consent of Payee. Maker hereby agrees that Payee may assign its rights under this Note.

13. Default. A default under this Note shall exist if one or more of the following events occur (“Events of Default”):(i) any default by Maker in the payment of any installment when due hereunder or in the performance of Maker’s obligations under this Note or any other instrument securing repayment of this Note, (ii) a breach of any representation or warranty contained in this Note or any other instrument securing repayment of this Note, (iii) a filing of any petition by or against Maker in any court, whether or not pursuant to any statute of the United States or of any state, in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceedings, and Maker shall thereafter be adjudicated bankrupt, or such petition be approved by the court, or the court assumes jurisdiction of the subject matter, and such proceedings not be dismissed within 90 days after the institution of the same, or (iv) an assignment by Maker for the benefit of its creditors. Upon an Event of Default, Payee shall be entitled to all remedies available at law or equity and may protect and enforce its rights hereunder by suit in equity or action at law. Holder may also, upon written notice to Maker, declare the entire principal balance of this Note, together with all accrued interest required to be paid immediately due and payable if Maker does not cure said default within 15 days of receipt of such acceleration notice.

14. Default Interest Rate. From and after the Maturity Date, excluding any permitted extension periods, all sums due and owing hereunder shall earn interest at the maximum rate permitted to be charged under any applicable laws, rules and regulations limiting interest rates.

15. Binding on Heirs, Successors and Assigns. Subject to the restrictions on assignment and transfer contained herein, this Note shall be binding on and inure to the benefit of the legal representatives, heirs, successors and assigns of Payee and Maker.

16. Governing Law; Venue. This Note shall be governed by and construed in accordance with the substantive and procedural laws of the State of California. This Note is entered into and is to be enforced in Kern County, California, and accordingly the only appropriate venue for a dispute under this Note is in the Municipal or Superior Court of California with venue in the County of Kern.

17. Amendments. Neither this Note nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

18. Partial Invalidity. If any provision of this Note is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Note shall be deemed valid and enforceable to the extent possible.

19. Ranking of Notes. This Note is one of a number of Senior Subordinated Promissory Notes (collectively, the “Notes”) having substantially identical terms and conditions, in an aggregate principal amount not to exceed One Million Dollars ($1,000,000). All of the Notes shall rank pari passu with all other Notes in right of payment and priority of liens and security interests.

IN WITNESS WHEREOF, Maker has executed this Note as of the date first above written at Bakersfield, California.

VIDEO CITY, INC., a Delaware corporation

By:
Timothy Ford President and Chief Executive Officer